Exhibit 99.1

Contact:	Joe Schierhorn, Chairman
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp, Inc. Promotes Huston to President and CEO; Schierhorn Remains Chairman

ANCHORAGE, Alaska - March 29, 2024 - The Board of Directors of Northrim BanCorp Inc., the parent company of Northrim Bank (NASDAQ: NRIM), named Mike Huston as President and CEO of Northrim BanCorp, effective April 6, 2024. Mr. Huston will also serve as Northrim BanCorp’s Chief Operating Officer and Northrim Bank’s President and CEO. Joe Schierhorn will continue to serve as Chairman of the Board of Directors of Northrim BanCorp and Northrim Bank, a position he has held since 2018 after serving in a number of executive and management roles since starting at the Bank as a charter employee in 1990.

“We continue to implement our strategic plan for executive leadership succession and Mr. Huston is a key component of that plan,” said Schierhorn. “Mike has brought a wealth of experience to the organization. His collaborative leadership style has resulted in growth and success throughout the Bank. He continuously exhibits a commitment to our customers, employees and the communities we serve.”

“I appreciate the confidence that our Chairman and the Board have in me to enhance our culture of superior customer first service, collaboration and community service,” said Huston. “We are in a strong position to continue growing our customer relationships and profitability.”

Mr. Huston was hired as Executive Vice President and Chief Lending Officer of Northrim Bank in May 2017. He was appointed President and Chief Lending Officer in March 2022. Huston came to Northrim with over 25 years of experience that include time as Executive Vice President and Chief Banking Officer at First Interstate Bank in Billings, Montana. He holds a Bachelor of Science in Finance from Arizona State University and is a graduate of the Pacific Coast Banking School. He has been involved in many non-profit organizations and currently serves as Vice Chair of Housing Alaskans: A Public Private Partnership and is on the Executive Committee of the Anchorage Economic Development Corporation.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 20 branches in Anchorage, Eagle River, the Matanuska Valley, the Kenai Peninsula, Juneau, Fairbanks, Nome, Kodiak, Ketchikan, and Sitka, serving 90% of Alaska’s population; and an asset-based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Note Transmitted on GlobeNewswire on March 29, 2024, at 12:30 pm Alaska Standard Time.